Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2006, except for Notes 8, 12, 18, and 19 as to which the date is June 8, 2006, relating to the financial statements and financial statement schedules of Weingarten Realty Investors appearing in the Current Report on Form 8-K of Weingarten Realty Investors dated June 8, 2006 and of our report dated March 7, 2006 relating to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Houston, Texas
June 9, 2006